Exhibit 99.1

AISystems Announces the First Commercial Release of its Revolutionary jetEngine™ Business Planning Suite Software Platform

KIRKLAND, Wash., July 6, 2010 - AISystems, Inc. (OTCBB:ASYI) ("AISystems" or the "Company"), a technology leader in the development of business platform software for the airline industry, is pleased to announce the first commercial release of its jetEngine™ Business Planning Suite software platform (“jetEngine™ BPS”).

jetEngine™ Business Planning Suite

jetEngine™ BPS is an advanced business platform that produces a complete business plan including a cost, revenue and profitability analysis. As well, the system produces completely integrated and feasible route, fleet, crew and maintenance schedules at a speed previously unimaginable.  This tool, based on advanced scheduling algorithms and features, allows for the complete redesign of the airline business planning approach. By building the business plan, satisfying all planning requirements and business objectives,  jetEngine™ BPS integrates the network, fleet, crew and maintenance functions reducing the airline planning cycle from months to minutes. Another unique and very important jetEngine™ BPS feature is that it calculates a probability of success associated with each business plan providing airline senior executives confidence in their ability to execute the business plan. This paradigm shift in airline strategic planning is only possible through jetEngine™ BPS’ breakthrough technology and algorithms.

Challenges of Current Technology

Creating an airline business plan has evolved over the last 40 years into a structured, sequential process that requires the coordination of many systems, departments and planners to design and create the business plan and supporting flight schedule.  Technology limitations and the complexity of the overall scheduling problem result in a series of sub-problems requiring specialized systems and knowledge in an attempt to ‘optimize’ individual parts of the solution.  The end-to-end process is extremely time consuming, inflexible and often hinders an airline’s ability to achieve and sustain profitability. Utilizing current technologies to create an airline business plan and schedule has become a highly complex, expensive and often error prone process typically taking weeks to months to complete.

The approach that has been used to date faces numerous challenges, including:

•	As revenue numbers are not readily available, most business plans tend to sub-optimize by focusing on cost reduction rather than profit generation;

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Most business plans are created based on a static model with few provisions for the dynamic nature of the airline industry, resulting in that the first significant ‘hiccup’ obsoletes the airline’s business plan;

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The huge number of schedule constraint factors, combined with the limitations of current technologies, force planners to limit their attention in a number of areas, likely missing large financial improvements; and

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Given the lengthy and expensive process involved in building a new schedule, planners are often very limited in their ability to perform “What If …” analysis or to quickly respond to major opportunities caused by unexpected market changes.

The net result is that airline executives often lack the critical information and potential solutions they need to take on the frenzied and highly competitive marketplace until now.  AISystems’ jetEngine™ BPS addresses each and every one of these problems.

Stephen Johnston, President & CEO of AISystems commented, "We are very excited about the first commercial release of the jetEngine™ BPS.  Our technology revolutionizes how the airline industry will create business plans and schedules, the very core of their business. We have taken tremendously complex technology and created an elegant and simple user interface that can be used by an airline CEO, CFO, COO or any senior planner. Think of jetEngine™ BPS like a calculator for senior executives, something that can give them answers in minutes for very important questions that would normally take weeks, if not longer. It can be highly useful for things like calculating the viability of certain routes, modeling changes in fuel prices, how the addition of new aircraft will affect the bottom line and as a quick tool for assisting in quantifying demands in union negotiations. jetEngine BPS has the versatility to allow an airline of any size to see significant benefits from it whether they are smaller regional carriers or the largest international carriers.”

About AISystems

AISystems has developed a unique, proprietary business platform software system for the airline industry called jetEngine™ that is comprised of systems and mathematical algorithms capable of generating significant profitability improvements through strategic business planning capabilities, resource scheduling, revenue management and integrated operations. More information about AISystems can be found at www.aisystems.org.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company's Annual Report on Form 10-K and in the Company's recent report on Form 8-K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

For further information, please contact:

Zoltan Bernat
Capital Group Communications, Inc.
+1 (415) 332-7200
zoltan@capitalgc.com

Stephen Johnston
President & CEO
AISystems, Inc.
+1 (425) 256-2600
steve@aisystems.org